UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2015

EPIRUS BIOPHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51171	04-3514457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Boylston Street
Eighth Floor
Boston, MA 02116
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 600-3497

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 22, 2015, Epirus Switzerland GmbH, a wholly-owned subsidiary of EPIRUS Biopharmaceuticals, Inc. (together with its subsidiaries, the “Company”) entered into a Settlement Agreement with Reliance Life Sciences Pvt. Ltd. (“RLS”) (the “Settlement Agreement”) resolving the dispute initiated by RLS on the scope of the parties’ Manufacturing and Supply Agreement, dated as of May 14, 2014 and as amended from time to time (the “Supply Agreement”).

Pursuant to the Settlement Agreement, RLS has agreed to manufacture 20 final batches of the Company’s product, BOW015 (a biosimilar infliximab), with the initial 15 binding forecast batches to be manufactured on or before June 30, 2016 and the final five non-binding forecast batches to be manufactured on or before December 31, 2016, with the forecast for such final batches to be finalized by December 31, 2015. RLS has also agreed to use reasonable commercial efforts to transfer the existing Indian marketing authorization for BOW015 granted by the Drug Controller General of India (“DCGI”) to the Company or its designee, with all costs of the transfer to be borne by the Company and subject to DCGI’s approval of such transfer. The Company has agreed to pay to RLS a fee of $2,250,000, payable in four installments over the course of the final batch manufacture, with the final installment to be paid no later than ten days after June 30, 2016. RLS has agreed to withdraw the arbitration proceeding it initiated in March 2015 regarding the scope of the Supply Agreement and the parties have agreed to release each other from all causes of actions or claims, present and future, arising under the Supply Agreement. Following the satisfaction by both parties of all of the terms of the Settlement Agreement, the Supply Agreement and related agreements between the parties shall be terminated and neither party shall have any further rights or obligations thereunder.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by the full text of the Settlement Agreement, a copy of which will be filed with the exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIRUS BIOPHARMACEUTICALS, INC.

	By:	/s/ Amit Munshi
	Name:	Amit Munshi
	Title:	President and Chief Executive Officer

Date: April 24, 2015

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